Exhibit 99.1

Allegheny Technologies Announces Second Quarter 2010 Results

Second Quarter 2010 Results

  Sales increased 48% compared to Q2 2009 to $1.05 billion
  Sales increased 17% compared to Q1 2010
  Net income attributable to ATI was $36.4 million, or $0.36 per share
  Segment operating profit increased 118% compared to Q2 2009 to $117.3 million, or 11.2% of sales
  Year-to-date gross cost reductions of $72.3 million
  Cash on hand was $378.7 million
  Net debt to total capitalization was 25.2%

PITTSBURGH--(BUSINESS WIRE)--July 28, 2010--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the second quarter 2010 of $36.4 million, or $0.36 per share, on sales of $1.05 billion.

In the second quarter 2009, ATI reported a net loss, including special charges, of $13.4 million, or $0.14 per share, on sales of $710.0 million. The second quarter 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to debt retirement expense and the tax consequences of our $350 million voluntary pension contribution. Excluding these special charges, net income was $3.6 million, or $0.03 per share.

For the six months ended June 30, 2010, net income, including special charges, was $54.6 million, or $0.54 per share. Results included a non-recurring tax charge of $5.3 million related to the Patient Protection and Affordable Care Act. Excluding this non-recurring tax charge, net income was $59.9 million, or $0.60 per share, on sales of $1.95 billion.

For the six months ended June 30, 2009, ATI reported a net loss, including special charges, of $7.5 million, or $0.08 per share, on sales of $1.54 billion. Excluding special charges, results for the six months ended June 30, 2009 were net income of $9.5 million, or $0.09 per share.

“Our markets continued to improve in the second quarter, and we still see 2010 as a transition year to the resumption of strong secular growth in our key global markets.” said L. Patrick Hassey, Chairman, President and Chief Executive Officer.

“Second quarter shipments of most of our products reached the highest levels in the last six quarters. Sales improved 48% compared to the second quarter 2009 and 17% compared to the first quarter 2010. Operating profit improved 118% compared to the second quarter 2009 and 33% from the first quarter 2010.

“Our key global markets, namely aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical, represented nearly 70% of second quarter sales. Demand from the aerospace market, particularly for jet engines, continued to improve, while demand from our other key markets remained good.

“In our High Performance Metals segment, shipments of titanium and titanium alloys increased 17% compared to the first quarter 2010, and shipments of nickel-based and specialty alloys increased 13%, primarily due to improved demand from the jet engine supply chain and the oil and gas market. Shipments of our exotic alloys improved 17% from the first quarter 2010 due to better demand from the aerospace and electrical energy markets.

“In our Flat-Rolled Products segment, shipments of high-value products increased 2% and shipments of standard products increased 13%, compared to the first quarter 2010. The segment’s improved performance is primarily due to continued growth in the oil and gas, electrical energy, and aerospace markets, and recovery in the global automotive market.

“Total titanium shipments, including conversion for our Uniti titanium joint venture, were 9.7 million pounds in the second quarter 2010, bringing our 2010 total titanium shipments to nearly 19 million pounds.

“In our Engineered Products segment, operating profit continued to improve as demand recovered in most markets and we benefited from targeted marketing initiatives.

“Direct international sales increased to over 35% of second quarter 2010 sales. Today, ATI is more globally focused than at any other time in our history.

“Our safety performance continued to be world class. We made further improvements to our cost structure with $72 million in gross cost reductions in the first six months of 2010. Our 2010 target is at least $100 million of new gross cost reductions.

“Second quarter performance was negatively impacted by $8.9 million of start-up and idle-facility costs, primarily impacting our High Performance Metals segment. The second quarter 2010 also included a LIFO inventory valuation reserve charge of $5.5 million.

“We continued to introduce innovative new products, such as our new high-strength titanium product, ATI 425® alloy, which is now qualified for use in aerospace applications. Interest for this game-changing high-strength titanium alloy is strong. Our new ATI 718Plus® alloy is now being used on certain legacy and next-generation jet engines.

“We continued to invest in unsurpassed manufacturing capabilities. The melt shop consolidation at our Brackenridge, PA facility is nearly complete. We continue to expect considerable cost savings from this project beginning in late 2010. In June, Siemens VAI was selected to design, engineer, and supply the hot-rolling mill for our new hot-rolling and processing facility (HRPF). The HRPF is designed to further transform our Flat-Rolled Products segment. We now expect approximately $325 million in capital expenditures in 2010.

“Looking ahead to the second half of 2010, our key markets are performing well. The aerospace market continues to improve and we are seeing improved demand from oil and gas and chemical processing projects in Asia and the Middle East. Caution best describes our standard stainless steel business, which reflects falling raw materials costs and uncertain economic conditions.

“We expect our High Performance Metals segment performance to improve quarter to quarter by about 7% to 8% per quarter. We expect normal third quarter seasonal adjustments in our Engineered Products segment. In our Flat-Rolled Products segment, we expect performance to be significantly negatively impacted by out-of-phase surcharges due to the rapid decline in nickel prices from the highs reached in April and May and lower volumes of our standard stainless products. Customers are taking a wait-and-see attitude as raw materials prices moderate and concerns exist in the economy. We expect a fourth quarter rebound in demand for our standard stainless products because of restocking in the supply chain and because end-use demand does not appear to be deteriorating.

“Our focus remains to execute as well as possible in the third quarter and continue to position ATI for the expected strong growth trends in our key global markets. Beyond 2010, we expect to recover and grow faster than our key markets as a result of new customers and LTAs, the growing use of our innovative new products, our new technically advanced manufacturing capabilities, and a global focus on our key markets.”

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Millions
	2010	2009	2010	2009

Sales	$1,052.0	$710.0	$1,951.4	$1,541.6

Net income attributable to ATI before special charges	$36.4	$3.6	$59.9	$9.5

Special charges	$0.0	$(17.0)	$(5.3)	$(17.0)

Net income (loss) attributable to ATI	$36.4	$(13.4)	$54.6	$(7.5)

	Per Diluted Share

Net income attributable to ATI before special charges per common share	$0.36	$0.03	$0.60	$0.09

Special charges per common share	$0.0	$(0.17)	$(0.06)	$(0.17)

Net income (loss) attributable to ATI per common share	$0.36	$(0.14)	$0.54	$(0.08)

Second Quarter 2010 Financial Results

  Sales for the second quarter 2010 increased 48% to $1.05 billion, compared to the second quarter 2009, primarily as a result of higher shipments and transactional selling prices for most products. Compared to the second quarter 2009, sales increased 7% in the High Performance Metals segment, 84% in the Flat-Rolled Products segment and 75% in the Engineered Products segment. Direct international sales increased to 35.3% of total sales, compared to 32.5% for the comparable 2009 period. Compared to the first quarter 2010, total sales were 17% higher with increases of 13% in the High Performance Metals segment, 19% in the Flat-Rolled Products segment, and 18% in the Engineered Products segment. Within the High Performance Metals segment, shipments of titanium and titanium alloys and nickel-based alloys increased compared to the 2010 first quarter but pricing for these products declined 2% primarily due to product mix.
  Second quarter 2010 segment operating profit increased to $117.3 million, or 11.2% of sales, compared to $53.9 million, or 7.6% of sales, for the comparable 2009 period. While operating profit improved across all three business segments, results for the second quarter 2010 were adversely affected by idle facility and start-up costs of $8.9 million. In addition, the second quarter 2010 included a LIFO inventory valuation reserve charge of $5.5 million. In the second quarter 2009, a LIFO inventory valuation reserve benefit of $27.0 million was recorded.

  Net income attributable to ATI for the second quarter 2010 was $36.4 million, or $0.36 per diluted share, compared to a loss of $13.4 million, or $0.14 per diluted share, in the second quarter 2009. Results for 2009 included a non-recurring after-tax charge of $17.0 million, or $0.17 per share, related to debt retirement expense and the tax consequences of our $350 million voluntary pension contribution. Excluding these special charges, results for the second quarter 2009 were net income of $3.6 million, or $0.03 per share.
  Cash flow used in operations for the first half 2010 was $193.4 million as investment in managed working capital of $346.8 million, due to improving business activity and higher raw material costs, offset increased profitability.
  Cash on hand at the end of the second quarter 2010 was $378.7 million.
  Gross cost reductions, before the effects of inflation, totaled $72.3 million company-wide in the first half 2010.

High Performance Metals Segment

Market Conditions

  Demand for our titanium and titanium alloys and nickel-based alloys improved compared to the first quarter 2010 as the jet engine supply chain continued to adjust to aircraft production schedules and aftermarket demand. Compared to the first quarter 2010, shipments of our titanium alloys increased 17% and nickel-based alloys and specialty alloys increased 13%, but pricing for these products declined 2% primarily due to product mix. Shipments of exotic alloys increased 17% with flat pricing compared to the 2010 first quarter.

Second quarter 2010 compared to second quarter 2009

  Sales were $341.8 million, 7% higher than the second quarter 2009. Shipments increased 20% for titanium and titanium alloys and 16% for nickel-based and specialty alloys primarily due to improved demand from the commercial aerospace jet engine market. Shipments of exotic alloys decreased 15% primarily due to the timing of projects for the chemical process industry. Average selling prices declined 13% for titanium and titanium alloys due to a more competitive pricing environment, but increased 2% for nickel-based and specialty alloys primarily as a result of higher raw material surcharges. Average selling prices for exotic alloys increased 4% due to a favorable product mix.
  Segment operating profit increased to $67.3 million, or 19.7% of sales, compared to $41 million, or 12.8% of sales, for the second quarter 2009. The increase in operating profit primarily resulted from higher shipments, a better matching of surcharges and raw material costs, and the benefits of gross cost reductions. In addition, second quarter 2010 operating profit was adversely affected by approximately $7.9 million of start-up and idle facility costs associated with our titanium sponge operations. Second quarter results included a LIFO inventory valuation reserve charge of $2.1 million for the 2010 period compared to a $0.5 million charge for the 2009 period.
  Results benefited from $17.6 million of gross cost reductions, bringing first half 2010 gross cost reductions in this segment to $35.8 million.

Flat-Rolled Products Segment

Market Conditions

  Compared to the first quarter 2010, demand increased 13% for standard stainless products and 2% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products and grain-oriented electrical steel. Direct international sales represented 39% of total segment sales for the 2010 second quarter. Second quarter Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion products, were approximately 2.6 million pounds. Average selling prices for all products, which include surcharges, increased 10% compared to the first quarter 2010.

Second quarter 2010 compared to second quarter 2009

  Sales increased to $615.3 million, 84% higher than the second quarter 2009, primarily due to increased shipments, higher raw material surcharges, and improved base-selling prices for stainless products. Shipments of standard stainless products (sheet and plate) increased 50% and high-value products shipments increased 34%. Average transaction prices for all products, which include surcharges, were 32% higher due to increased raw material surcharges and improved base prices for stainless products.
  Segment operating profit improved to $42.1 million, or 6.8% of sales, compared to $22.3 million, or 6.7% of sales, for the second quarter 2009 due primarily to increased shipments and higher base prices for stainless products. A LIFO inventory valuation reserve charge of $1.6 million was recognized in the second quarter 2010. The 2009 second quarter included a LIFO inventory valuation benefit of $26.1 million.
  Results benefited from $12.5 million of gross cost reductions, bringing first half 2010 gross cost reductions in this segment to $26.6 million.

Engineered Products Segment

Market Conditions

  Compared to the first quarter 2010, demand improved from most markets, including oil and gas, cutting tools, transportation, aerospace, electrical energy, and automotive.

Second quarter 2010 compared to second quarter 2009

  Sales increased 75% to $94.9 million, compared to the second quarter 2009, as a result of the improved demand.
  Segment operating profit was $7.9 million compared to a loss of $9.4 million in the second quarter 2009. The benefits of increased sales and gross cost reductions were partially offset by a LIFO inventory valuation charge of $1.8 million. The second quarter 2009 included a LIFO inventory valuation reserve benefit of $1.4 million.
  Results benefited from $5.2 million of gross cost reductions, bringing first half 2010 gross cost reductions in this segment to $9.9 million.

Other Expenses

  Corporate expenses for the second quarter 2010 were $15.0 million, compared to $8.6 million in the year-ago period. This change was primarily due to decreased expenses in 2009 associated with annual and long-term performance-based cash incentive compensation programs resulting from a lower level of profitability.
  Interest expense, net of interest income, was $15.4 million, compared to interest expense of $1.3 million in the second quarter 2009. The increase in interest expense was primarily due to debt issuances in the second quarter 2009 and lower capitalized interest on strategic projects due to project completions.
  Capitalized interest on major strategic capital projects reduced interest expense by $3.4 million for the second quarter 2010 compared to $10.7 million for the comparable 2009 period.

  Second quarter 2009 results included a debt extinguishment charge of $9.2 million pre-tax, or $5.5 million after-tax, as a result of retiring a portion of our outstanding debt.
  Other expenses, which include expenses related to closed operations, for the second quarter 2010 were $3.9 million, compared to $1.4 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $22.4 million in the second quarter 2010, compared to $33.4 million in the second quarter 2009. This decrease was primarily due to higher than expected returns on pension plan assets in 2009 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the second quarter 2010, retirement benefit expense of $16.2 million was included in cost of sales and $6.2 million was included in selling and administrative expenses. For the second quarter 2009, the amount of retirement benefit expense included in cost of sales was $23.6 million, and the amount included in selling and administrative expenses was $9.8 million.

Income Taxes

  Second quarter 2010 results included a provision for income taxes of $22.4 million, or 37% of income before income taxes, compared to an income tax provision of $11.7 million for the comparable 2009 period. The second quarter 2009 tax provision included a non-recurring tax charge of $11.5 million primarily associated with the tax consequences of the June 2009 $350 million voluntary cash contribution to our pension plan. The effective tax rate, excluding the non-recurring tax charge, was 41.1% for second quarter 2009.

Cash Flow, Working Capital and Debt

  Cash on hand was $378.7 million at June 30, 2010, a decrease of $330.1 million from year-end 2009.
  Cash flow used in operations for the 2010 first half was $193.4 million as an investment of $346.8 million in managed working capital, primarily due to improving business activity and higher raw material costs, offset increased profitability.
  The $346.8 million growth in managed working capital resulted from a $177.3 million increase in accounts receivable and a $226.1 million increase in inventory partially offset by a $56.6 million increase in accounts payable.
  At June 30, 2010, managed working capital was 32.8% of annualized sales, compared to 34.5% of annualized sales at year-end 2009. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $96.6 million in the first half 2010 and consisted primarily of capital expenditures.
  Cash used in financing activities was $40.1 million in the first half 2010 primarily due to dividend payments of $35.3 million.
  Net debt as a percentage of total capitalization was 25.2% at the end of the second quarter 2010 compared to 15.3% at the end of 2009. Total debt to total capital was 34.3% at June 30, 2010, compared to 34.7% at the end of 2009.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on July 28, 2010, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.1 billion during 2009. ATI has approximately 8,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended		Six Months Ended
		June 30		June 30
		2010	2009	2010	2009

	Sales	$1,052.0	$710.0	$1,951.4	$1,541.6
	Costs and expenses:
	Cost of sales	900.2	634.8	1,678.2	1,385.7
	Selling and administrative expenses	76.0	64.4	150.2	145.2

	Income before interest, other income and income taxes	75.8	10.8	123.0	10.7
	Interest expense, net	(15.4)	(1.3)	(30.0)	(1.2)
	Debt extinguishment costs	0.0	(9.2)	0.0	(9.2)
	Other income (expense), net	0.2	(0.3)	0.6	0.0
	Income before income tax provision	60.6	0.0	93.6	0.3
	Income tax provision	22.4	11.7	35.6	6.7

	Net income (loss)	38.2	(11.7)	58.0	(6.4)

Less:	Net income attributable to noncontrolling interests	1.8	1.7	3.4	1.1

	Net income (loss) attributable to ATI	$36.4	$(13.4)	$54.6	$(7.5)

	Basic net income (loss) attributable to
	ATI per common share	$0.37	$(0.14)	$0.56	$(0.08)

	Diluted net income (loss) attributable to ATI per common share	$0.36	$(0.14)	$0.54	$(0.08)

	Weighted average common shares outstanding -- basic (millions)	97.5	97.2	97.4	97.2

	Weighted average common shares outstanding -- diluted (millions)	108.4	97.2	108.4	97.2

	Actual common shares outstanding -- end of period (millions)	98.6	98.1	98.6	98.1

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Sales:
High Performance Metals	$341.8	$320.5	$644.1	$708.4
Flat-Rolled Products	615.3	335.2	1,131.9	713.4
Engineered Products	94.9	54.3	175.4	119.8

Total External Sales	$1,052.0	$710.0	$1,951.4	$1,541.6

Operating Profit (Loss):

High Performance Metals	$67.3	$41.0	$122.3	$95.3
% of Sales	19.7%	12.8%	19.0%	13.5%

Flat-Rolled Products	42.1	22.3	73.5	30.0
% of Sales	6.8%	6.7%	6.5%	4.2%

Engineered Products	7.9	(9.4)	9.7	(15.5)
% of Sales	8.3%	-17.3%	5.5%	-12.9%

Operating Profit	117.3	53.9	205.5	109.8
% of Sales	11.2%	7.6%	10.5%	7.1%

Corporate expenses	(15.0)	(8.6)	(27.3)	(23.0)

Interest expense, net	(15.4)	(1.3)	(30.0)	(1.2)

Debt extinguishment costs	0.0	(9.2)	0.0	(9.2)

Other expense, net of gains on asset sales	(3.9)	(1.4)	(9.7)	(5.4)

Retirement benefit expense	(22.4)	(33.4)	(44.9)	(70.7)

Income before income taxes	$60.6	$-	$93.6	$0.3

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	June 30,	December 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$378.7	$708.8
Accounts receivable, net of allowances for doubtful accounts of $6.4 and $6.5 at June 30, 2010 and December 31, 2009, respectively	569.3	392.0
Inventories, net	1,053.0	825.5
Prepaid expenses and other current assets	75.6	71.3
Total Current Assets	2,076.6	1,997.6

Property, plant and equipment, net	1,933.5	1,907.9
Cost in excess of net assets acquired	204.8	207.8
Deferred income taxes	-	63.1
Other assets	182.9	169.6

Total Assets	$4,397.8	$4,346.0

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$363.6	$308.6
Accrued liabilities	248.0	258.8
Deferred income taxes	5.0	23.7
Short term debt and current portion of long-term debt	38.0	33.5
Total Current Liabilities	654.6	624.6

Long-term debt	1,032.1	1,037.6
Accrued postretirement benefits	413.3	424.3
Pension liabilities	38.5	50.6
Deferred income taxes	11.5	-
Other long-term liabilities	117.3	119.3
Total Liabilities	2,267.3	2,256.4

Total ATI stockholders' equity	2,049.4	2,012.2
Noncontrolling interests	81.1	77.4
Total Equity	2,130.5	2,089.6

Total Liabilities and Equity	$4,397.8	$4,346.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Six Months Ended
	June 30
	2010	2009

Operating Activities:

Net income (loss)	$58.0	$(6.4)

Depreciation and amortization	69.8	64.4
Deferred taxes	36.0	108.3
Change in managed working capital	(346.8)	352.8
Pension contribution	-	(350.0)
Change in retirement benefits	14.6	50.6
Accrued liabilities and other	(25.0)	(138.4)
Cash provided by (used in) operating activities	(193.4)	81.3
Investing Activities:
Purchases of property, plant and equipment	(97.6)	(211.5)
Asset disposals and other	1.0	(1.3)
Cash used in investing activities	(96.6)	(212.8)
Financing Activities:
Borrowings on long-term debt	-	752.5
Payments on long-term debt and capital leases	(5.3)	(188.6)
Net borrowings under credit facilities	5.2	2.4
Debt issuance costs	-	(18.1)
Dividends paid to shareholders	(35.3)	(35.3)
Dividends paid to noncontrolling interests	-	(0.8)
Exercises of stock options	1.1	0.5
Taxes on share-based compensation	(5.8)	(0.3)
Cash provided by (used in) financing activities	(40.1)	512.3
Increase (decrease) in cash and cash equivalents	(330.1)	380.8
Cash and cash equivalents at beginning of period	708.8	469.9
Cash and cash equivalents at end of period	$378.7	$850.7

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Volume:
High Performance Metals (000's lbs.)
Titanium mill products	7,138	5,960	13,235	12,898
Nickel-based and specialty alloys	9,517	8,171	17,961	18,141
Exotic alloys	1,143	1,347	2,124	2,636

Flat-Rolled Products (000's lbs.)
High value	112,979	84,190	223,474	178,118
Standard	177,539	118,211	334,390	219,785
Flat-Rolled Products total	290,518	202,401	557,864	397,903

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$18.49	$21.30	$18.64	$21.94
Nickel-based and specialty alloys	$13.30	$13.04	$13.41	$13.97
Exotic alloys	$60.54	$58.42	$60.67	$57.76

Flat-Rolled Products (per lb.)
High value	$2.83	$2.40	$2.71	$2.53
Standard	$1.65	$1.03	$1.55	$1.11
Flat-Rolled Products combined average	$2.11	$1.60	$2.02	$1.75

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$36.4	$(13.4)	$54.6	$(7.5)
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.2	-	4.4	-
Numerator for Dilutive net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$38.6	$(13.4)	$59.0	$(7.5)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	97.5	97.2	97.4	97.2
Effect of dilutive securities:
Share-based compensation	1.3	-	1.4	-
4.25% Convertible Notes due 2014	9.6	-	9.6	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	108.4	97.2	108.4	97.2

Basic net income (loss) attributable to ATI per common share	$0.37	$(0.14)	$0.56	$(0.08)

Diluted net income (loss) attributable to ATI per common share	$0.36	$(0.14)	$0.54	$(0.08)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2010	2009

Accounts receivable	$569.3	$392.0
Inventory	1,053.0	825.5
Accounts payable	(363.6)	(308.6)
Subtotal	1,258.7	908.9

Allowance for doubtful accounts	6.4	6.5
LIFO reserve	108.3	102.8
Corporate and other	34.6	43.0
Managed working capital	$1,408.0	$1,061.2

Annualized prior 2 months sales	$4,290.4	$3,076.4

Managed working capital as a
% of annualized sales	32.8%	34.5%

June 30, 2010 change in managed working capital	$346.8

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2010	2009

Total debt	$1,070.1	$1,071.1
Less: Cash	(378.7)	(708.8)
Net debt	$691.4	$362.3

Net debt	$691.4	$362.3
Total ATI stockholders' equity	2,049.4	2,012.2
Net ATI capital	$2,740.8	$2,374.5

Net debt to ATI capital	25.2%	15.3%

Total debt	$1,070.1	$1,071.1
Total ATI stockholders' equity	2,049.4	2,012.2
Total ATI capital	$3,119.5	$3,083.3

Total debt to total ATI capital	34.3%	34.7%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004